Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Lisa Babington

Corporate Communications

567-336-1445

Lisa.babington@o-i.com

O-I ANNOUNCES CHANGES IN ITS BOARD OF DIRECTORS

Perrysburg, Ohio (August 5, 2013)  — Owens-Illinois, Inc. (NYSE: OI) announces today that the lead independent director on its Board of Directors, Corbin A. McNeill, Jr., has resigned due to personal reasons. Mr. McNeill’s resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. O-I’s CEO and Board Chairman Al Stroucken said, “Corbin has been a great leader of our Board for many years. As our lead director, he challenged, encouraged and supported O-I through multiple years of change and development. I personally learned a great deal from Corbin, and know I can speak on behalf of the entire Board when I say he will be missed. We wish him the very best.”

In response to Mr. McNeill’s resignation, the Board has selected Peter S. Hellman, current chair of the Board’s audit committee, as its interim lead independent director. Mr. Hellman has been a member of the O-I Board since 2007, and will continue to chair the audit committee.

O-I also announces that Hari N. Nair has been appointed to the O-I Board of Directors. Mr. Nair is chief operating officer at Tenneco, Inc., a $7.4 billion global manufacturer of clean air and ride performance products and systems for the automotive and commercial vehicle markets. Mr. Nair is responsible for Tenneco’s operations globally, and he serves on the Tenneco board of directors. He has more than 25 years of service with Tenneco, including holding previous senior leadership positions in Europe, Asia and South America. “Hari will be an excellent addition to our Board. His international manufacturing experience and his extraordinary depth in managing mature and emerging markets will make him an invaluable resource for O-I,” said Mr. Stroucken. Mr. Nair’s appointment is effective immediately.

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About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.0 billion in 2012, the Company is headquartered in Perrysburg, Ohio, USA, and employs approximately 22,500 people at 79 plants in 21 countries. O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. For more information, visit www.o-i.com or www.glassislife.com.